Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2019 RESULTS

MOUNT AIRY, N.C., July 18, 2019 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its third quarter ended June 29, 2019.

Third Quarter 2019 Results

Insteel’s results for the third quarter of fiscal 2019 were unfavorably impacted by increasing low-priced import competition resulting from the Section 232 tariff on imported steel together with adverse weather conditions. Net earnings decreased to $2.2 million, or $0.11 per share, from $12.9 million, or $0.67 per share, in the same period a year ago.

Net sales were essentially unchanged at $126.3 million compared to $126.7 million in the prior year quarter as a 3.7% increase in average selling prices was offset by a 3.9% decrease in shipments. Shipments for the current year quarter were adversely impacted by increasing low-priced import competition spurred by the lower raw material costs available to offshore competitors following the March 2018 implementation of the Section 232 steel tariff together with unusually wet weather across many of Insteel’s markets, which slowed the usual start of the construction season. On a sequential basis, shipments increased 17.5% from the second quarter of fiscal 2019 while average selling prices decreased 4.0%. Gross margin narrowed to 6.5% from 19.1% in the prior year quarter due to narrower spreads between selling prices and raw material costs, higher manufacturing costs and the reduction in shipments.

Operating activities provided $14.3 million of cash compared with $25.3 million in the prior year quarter primarily due to the decrease in earnings and the relative changes in net working capital. Net working capital provided $9.2 million of cash in the current year quarter due to a reduction in inventories compared to $10.3 million in the prior year quarter.

Nine Month 2019 Results

Net earnings for the first nine months of fiscal 2019 decreased to $7.4 million, or $0.38 per share, from $26.9 million, or $1.40 per diluted share, in the same period a year ago. Net sales increased 3.2% to $342.3 million from $331.8 million in the prior year period driven by a 16.4% increase in average selling prices that offset an 11.4% decrease in shipments. Gross margin narrowed to 7.7% from 15.4% due to the lower spreads, higher manufacturing costs and the reduction in shipments.

Other income for the current year period includes a $1.2 million gain from insurance proceeds and a $0.6 million gain on the disposition of property, plant and equipment, which, in the aggregate, increased net earnings per share by $0.07. The income tax provision for the prior year period benefited from a $3.7 million, or $0.19 per share, gain on the remeasurement of deferred tax assets and liabilities related to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act. Excluding the deferred tax gain in the prior year period, Insteel’s effective tax rate decreased to 22.4% from 24.0% a year ago.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM

Operating activities used $25.9 million of cash while providing $49.8 million in the prior year period primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $43.4 million of cash in the current year period to fund a reduction in accounts payable and accrued expenses and an increase in inventories while providing $14.6 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2019 decreased to $9.4 million from $12.5 million in the prior year period. Capital outlays for fiscal 2019 are expected to total up to $15.0 million primarily related to cost and productivity improvement initiatives in addition to recurring maintenance requirements. The reduction in forecasted outlays from the previous estimate of up to $22.0 million is related to the deferral of certain projects into fiscal 2020.

Insteel ended the quarter with $7.4 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to the remainder of 2019, the infrastructure-related portion of our business should benefit from the recent acceleration in state and local spending supported by various funding initiatives and the federal funding provided for under the FAST Act and supplemental measures,” commented H.O. Woltz III, Insteel’s president and CEO. “The most recent industry forecasts for nonresidential construction, our other primary demand driver, indicate that growth rates are likely to moderate, but remain positive.

“We expect continued pricing pressure, however, in our PC strand and standard welded wire reinforcement markets driven by the surge in imports resulting from the Section 232 tariff program. The tariffs have enabled offshore competitors to further their penetration of the U.S. market by leveraging their access to lower cost raw materials and significantly underpricing domestic producers. We continue to have dialogue with the Administration regarding the detrimental impact of the tariffs and are hopeful a solution will be reached that addresses the deterioration in the competitive position of downstream producers of steel products.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 29, 2018.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 29, 2018 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018

Net sales	$126,252	$126,688	$342,310	$331,846
Cost of sales	118,016	102,502	316,077	280,583
Gross profit	8,236	24,186	26,233	51,263
Selling, general and administrative expense	5,516	7,541	18,606	20,779
Other expense (income), net	(23)	(32)	(1,823)	153
Interest expense	62	23	137	74
Interest income	(9)	(150)	(176)	(279)
Earnings before income taxes	2,690	16,804	9,489	30,536
Income taxes	500	3,936	2,124	3,678
Net earnings	$2,190	$12,868	$7,365	$26,858

Net earnings per share:
Basic	$0.11	$0.67	$0.38	$1.41
Diluted	0.11	0.67	0.38	1.40

Weighted average shares outstanding:
Basic	19,252	19,070	19,239	19,054
Diluted	19,334	19,274	19,336	19,252

Cash dividends declared per share	$0.03	$0.03	$0.09	$1.09

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)			(Unaudited)
	June 29,	March 30,	September 29,	June 30,
	2019	2019	2018	2018
Assets
Current assets:
Cash and cash equivalents	$7,449	$490	$43,941	$45,232
Accounts receivable, net	50,743	50,574	51,484	55,832
Inventories	104,624	117,227	94,157	54,751
Other current assets	6,911	6,265	5,895	5,075
Total current assets	169,727	174,556	195,477	160,890
Property, plant and equipment, net	107,331	109,377	106,148	102,789
Intangibles, net	8,884	9,157	9,703	9,976
Goodwill	8,293	8,293	8,293	8,293
Other assets	10,560	10,188	9,913	9,778
Total assets	$304,795	$311,571	$329,534	$291,726

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$31,311	$35,124	$60,059	$34,420
Accrued expenses	6,396	5,991	11,929	10,017
Total current liabilities	37,707	41,115	71,988	44,437
Long-term debt	-	5,365	-	-
Other liabilities	18,764	18,561	15,881	16,602
Shareholders' equity:
Common stock	19,252	19,252	19,223	19,085
Additional paid-in capital	73,849	73,667	72,852	70,982
Retained earnings	156,717	155,105	151,084	141,953
Accumulated other comprehensive loss	(1,494)	(1,494)	(1,494)	(1,333)
Total shareholders' equity	248,324	246,530	241,665	230,687
Total liabilities and shareholders' equity	$304,795	$311,571	$329,534	$291,726

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Cash Flows From Operating Activities:
Net earnings	$2,190	$12,868	$7,365	$26,858
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,462	3,169	10,084	9,578
Amortization of capitalized financing costs	16	16	48	48
Stock-based compensation expense	182	168	1,201	1,241
Deferred income taxes	57	(51)	2,193	(2,321)
Loss (gain) on sale and disposition of property, plant and equipment	(2)	49	(1,760)	270
Increase in cash surrender value of life insurance policies over premiums paid	(142)	(153)	(204)	(428)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(169)	(5,377)	741	(15,548)
Inventories	12,603	8,405	(10,467)	27,102
Accounts payable and accrued expenses	(3,283)	7,229	(33,640)	3,011
Other changes	(662)	(981)	(1,500)	24
Total adjustments	12,062	12,474	(33,304)	22,977
Net cash provided by (used for) operating activities	14,252	25,342	(25,939)	49,835

Cash Flows From Investing Activities:
Capital expenditures	(1,273)	(3,165)	(9,380)	(12,481)
Increase in cash surrender value of life insurance policies	(42)	(46)	(305)	(291)
Proceeds from property insurance	144	-	1,192	-
Proceeds from surrender of life insurance policies	49	31	67	152
Proceeds from sale of property, plant and equipment	9	-	17	-
Acquisition of business	-	-	-	(3,300)
Net cash used for investing activities	(1,113)	(3,180)	(8,409)	(15,920)

Cash Flows From Financing Activities:
Proceeds from long-term debt	26,613	121	44,239	290
Principal payments on long-term debt	(31,978)	(121)	(44,239)	(290)
Cash dividends paid	(578)	(572)	(1,732)	(20,756)
Cash received from exercise of stock options	-	242	-	242
Financing costs	(237)	-	(237)	-
Payment of employee tax withholdings related to net share transactions	-	(64)	(175)	(274)
Net cash used for financing activities	(6,180)	(394)	(2,144)	(20,788)

Net increase (decrease) in cash and cash equivalents	6,959	21,768	(36,492)	13,127
Cash and cash equivalents at beginning of period	490	23,464	43,941	32,105
Cash and cash equivalents at end of period	$7,449	$45,232	$7,449	$45,232

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$49	$-	$49	$-
Income taxes, net	372	2,493	1,759	3,553
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	518	499	518	499
Restricted stock units and stock options surrendered for withholding taxes payable	-	64	175	274

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